QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.64

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

Dated as of May 9, 2003

among

HMP EQUITY HOLDINGS CORPORATION,
HUNTSMAN HOLDINGS, LLC,
HUNTSMAN GROUP INC.,
HUNTSMAN FAMILY HOLDINGS II COMPANY LLC,
MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.

AND

CREDIT SUISSE FIRST BOSTON LLC

AND CIBC WORLD MARKETS CORP.,
as Initial Purchasers

        THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered into as of May 9, 2003, among HMP Equity Holdings Corporation, a Delaware corporation (the "Company"), Huntsman Holdings, LLC, a Delaware limited liability company (the "Huntsman Holdings"), Huntsman Group Inc., a Delaware corporation ("Huntsman Group"), Huntsman Family Holdings II Company LLC, a Delaware limited liability company ("Huntsman Investor"), MatlinPatterson Global Opportunities Partners L.P., a Delaware limited partnership ("GOP Investor"), and Credit Suisse First Boston LLC and CIBC World Markets Corp. (together, the "Initial Purchasers").

        Pursuant to the Purchase Agreement, dated as of April 30, 2003, among the Company, ICI Alta Inc. and the Initial Purchasers (the "Purchaser Agreement"), the Company sold to the Initial Purchasers an aggregate of 875,000 Units, with each Unit consisting of $1,000 principal amount at maturity 15% Senior Secured Discount Notes due 2008 of the Company (the "Notes") and one Warrant (collectively, "Warrants") to purchase initially 2.8094 shares of Common Stock. As a condition to closing under the Purchase Agreement, the Company, Huntsman Holdings and Huntsman Group have agreed to provide to the Holders (as defined herein) the registration rights for the Registrable Securities (as defined herein) set forth in this Agreement and the Huntsman Investor and GOP Investor have agreed to provide the Holders among other things, the tag-along rights for the Warrants and the Registrable Securities set forth herein. The execution of this Agreement is a condition to the obligations of the Initial Purchasers to purchase the Units under the Purchase Agreement.

        In consideration of the foregoing, the parties hereto agree as follows:

1.     Definitions.

        As used in this Agreement, the following capitalized defined terms shall have the following meanings:

        "Advice" shall have the meaning ascribed to that term in the last paragraph of Section 4.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Agreement" shall have the meaning ascribed to that term in the preamble hereto.

        "Business Day" shall mean a day that is not a Legal Holiday.

        "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated and whether voting and/or non-voting) of capital stock, partnership interests, membership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into or exercisable or exchangeable for any of the foregoing.

        "Cash Purchase Price" shall have the meaning ascribed to such term in Section 2.7.

        "Common Stock" shall mean, together, the Common Stock, par value $0.01 per share, of the Company and any options, warrants or security convertible into or exercisable or exchangeable for such common stock.

        "Company" shall have the meaning ascribed to that term in the preamble hereto and shall also include the Company's successors.

        "Current Market Value" per share of any class of common stock of the Company at any date shall mean:

        (1)   if no class of common stock is then (A) registered under the Exchange Act and (B) traded on a national securities exchange or on the Nasdaq National Market System, (a) the value of such class of common stock, determined in good faith by the Board of Directors of the Company and certified in a board resolution, taking into account the most recently completed arms-length transaction between the Company and a Person other than an Affiliate of the Company and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the fair market value of the security as determined by a nationally recognized Independent Financial Expert so long as such Independent Financial Expert is mutually acceptable to the Company and the holders of a majority of the outstanding Warrant Shares on a fully diluted basis; or

        (2)   (a) if any class of common stock is then (A) registered under the Exchange Act and (B) traded on a national securities exchange or on the Nasdaq National Market System, the average of the daily closing sales prices of such class of common stock for the 20 consecutive trading days immediately preceding such date, or (b) if such class of common stock has been registered under the Exchange Act and traded on a national securities exchange or on the Nasdaq National Market System for less than 20 consecutive trading days before such date, then the average of the daily closing sales prices for all of the trading days before such date for which closing sales prices are available. The closing sales price of each such trading day shall be the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day.

        "Demand Effectiveness Period" shall mean the shorter of (a) 180 days or (b) such period of time as all of the Registrable Securities included in the Demand Registration Statement shall have been sold thereunder.

        "Demand Registration" shall have the meaning ascribed to such terms in Section 2.5.

        "Demand Registration Statement" shall have the meaning ascribed to such terms in Section 2.5.

        "Demand Request" shall have the meaning ascribed to such terms in Section 2.5.

        "Demand Suspension Period" shall have the meaning ascribed to such terms in Section 2.6.

        "Drag-Along Purchase Price" shall have the meaning ascribed to such term in Section 3.3(a).

        "Drag-Along Right" shall have the meaning ascribed to such term in Section 3.3(a).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        "Exercise Price" shall have the meaning ascribed to such term in the Warrant Agreement.

        "Fair Value of Parent Equity Securities" means the fair market value of the Parent Equity Securities as agreed by Huntsman Holdings and the Holders of a majority of the outstanding Warrants Shares on a fully diluted basis or, absent such agreement, as determined by an Independent Financial Expert mutually acceptable to Huntsman Holdings and the Holders a majority of the outstanding Warrant Shares on a fully diluted basis.

        "Fair Value of Warrant Shares" means the fair market value of the Warrant Shares as agreed by Huntsman Holdings and the Holders of a majority of the outstanding Warrants Shares on a fully diluted basis or, absent such agreement, as determined by an Independent Financial Expert mutually acceptable to Huntsman Holdings and the Holders a majority of the outstanding Warrant Shares on a fully diluted basis. If any unexercised Warrants are being exchanged for Parent Equity Securities, then the Fair Value of Warrant Shares shall be net of the Exercise Price for such unexercised Warrants.

        "GOP Investor" shall have the meaning ascribed to such term in the preamble hereto and shall also include any Affiliate to the GOP Investor.

        "Holder" shall mean the Initial Purchasers, for so long as each Initial Purchaser owns any Warrants or Registrable Securities, and each of their successors, assigns and direct and indirect transferees who become registered owners of Warrants or Registrable Securities.

        "Huntsman Investor" shall have the meaning ascribed to that term in the preamble hereto and shall also include any Affiliate to the Huntsman Investor.

        "Independent Financial Expert" means a nationally recognized independent investment banking, appraisal or accounting firm.

        "Initial Public Offering" means the first time, subsequent to the closing of the offering, a registration statement filed under the Securities Act by the Company with respect to an offering, whether primary or secondary, of Capital Stock (or securities convertible into, or exchangeable or exercisable for, capital stock or rights to acquire such capital stock or securities, other than the Warrants) of the Company which is underwritten is declared effective and the securities so registered are issued and sold.

        "Initial Purchasers" shall have the meaning ascribed to that term in the preamble hereto.

        "Investors" means the Huntsman Investor and the GOP Investor.

        "Issue Date" means May 9, 2003.

        "Legal Holiday" shall mean a Saturday, a Sunday or a day on which banking institutions in New York, New York are required by law, regulation or executive order to remain closed.

        "Notes" shall have the meaning ascribed to that term in the preamble hereto.

        "Parent" shall mean Huntsman Holdings, Huntsman Group and/or their successors and any other Person required to become party hereto pursuant to Section 8.4.

        "Parent Equity Securities" shall have the meaning ascribed to such term in the Warrant Agreement.

        "Participating Holder" shall have the meaning ascribed to that term in Section 3.2(a).

        "Person" shall mean an individual, partnership, corporation, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust or a government or other agency or political subdivision thereof or other entity of any kind.

        "Piggy-Back Registration" shall have the meaning ascribed to that term in Section 2.1.

        "Proposed Purchaser" shall have the meaning ascribed to that term in Section 3.2(a).

        "Prospectus" shall mean the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

        "Purchase Agreement" shall have the meaning ascribed to that term in the preamble hereto.

        "Qualifying IPO" means an underwritten public offering of equity securities of Parent pursuant to an effective registration statement filed under the Securities Act.

        "Registrable Securities" shall mean the Warrant Shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a Registration Statement with respect to the offering of such securities by the Holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of by such Holder pursuant to such registration statement, (b) such securities have been sold to the public pursuant to Rule 144, or are eligible for sale to the public without volume or manner of sale restrictions under, Rule 144(k) (or any similar provision then in force, but not Rule 144A) promulgated under the Securities Act, (c) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company or its transfer agent and subsequent disposition of such securities shall not require registration or qualification under the Securities Act or any similar state law then in force or (d) such securities shall have ceased to be outstanding.

        "Registration Expenses" shall mean all expenses incident to the Company's and Parents' performance of or compliance with this Agreement, including, without limitation, all SEC and stock exchange or National Association of Securities Dealers, Inc. registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including, without limitation, reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger, telephone and delivery expenses, fees and disbursements of counsel for the Company and Parent and all independent certified public accountants and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but not including any underwriting discounts or commissions, fees of counsel to the Holders or transfer taxes, if any, attributable to the sale of Subject Equity by Holders of such Subject Equity).

        "Registration Statement" shall mean any registration statement of the Company which covers any of the Subject Equity pursuant to the provisions of this Agreement and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

        "Repurchase Right" shall have the meaning ascribed to such term in Section 2.7.

        "Requesting Holders" shall have the meaning ascribed to such term in Section 2.2.

        "Rule 144" shall mean Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule (other than Rule 144A) or regulation hereafter adopted by the SEC providing for offers and sales of securities made in compliance therewith resulting in offers and sales by subsequent holders that are not affiliates of an issuer of such securities being free of the registration and prospectus delivery requirements of the Securities Act.

        "Rule 144A" shall mean Rule 144A under the Securities Act, as such Rule may be amended from time to time.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

        "Shelf Effectiveness Period" shall have the meaning ascribed to such term in Section 2.3.

        "Shelf Registration Statement" shall have the meaning ascribed to such term in Section 2.3.

        "Shelf Suspension Period" shall have the meaning ascribed to such term in Section 2.4.

        "Subject Equity" shall mean the Warrants, Warrant Shares and Registrable Securities.

        "Tag-Along Notice" shall have the meaning ascribed to that term in Section 3.2(a).

        "Tag-Along Purchase Price" shall have the meaning ascribed to that term in Section 3.2(c).

        "Tag-Along Right" shall have the meaning ascribed to that term in Section 3.2(a).

        "Transfer" shall have the meaning ascribed to that the term in Section 3.2(a).

        "Transfer Notice" shall have the meaning ascribed to that term in Section 3.2(a).

        "Warrant Agent" shall have the meaning ascribed to such term in the Warrant Agreement.

        "Warrant Agreement" means the Warrant Agreement dated as of May 9, 2003, among the Company, Huntsman Holdings, Huntsman Group and Wells Fargo Bank Minnesota, National Association, as Warrant Agent.

        "Warrants" shall have the meaning ascribed to that term in the preamble hereto.

        "Warrant Shares" shall mean the shares of Common Stock issued and issuable upon exercise of the Warrants from time to time and any other securities issued or issuable with respect to the Warrants by way of stock dividend, stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

        "Withdrawal Election" shall have the meaning ascribed to that term in Section 2.2(b).

2.     Registration Rights.

        2.1.  Piggy-Back Registration. If at any time the Company proposes to effect (i) an Initial Public Offering which includes a selling stockholder component or (ii) any subsequent public offering of Capital Stock of the Company (except with respect to Registration Statements on Forms S-4 or S-8, or any successor or similar forms), then the Company shall give written notice of such proposed filing to the Holders of Registrable Securities as soon as practicable (but in no event less than 20 days before the anticipated initial filing date), and such notice shall offer such Holders the opportunity to register such number of Registrable Securities as each such Holder may request (a "Piggy-Back Registration"). Each Holder of Registrable Securities will have the right, within 20 days after receipt of such notice, to request that the Company include such Holder's Registrable Securities for sale pursuant to such Registration Statement. The Company shall cause the managing underwriter or underwriters of any proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company or any other securityholder included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof. Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Registration Statement pursuant to this Section 2.1 by giving written notice to the Company of its request to withdraw. The Company may withdraw a Piggy-Back Registration at any time prior to the time it becomes effective; provided that the Company shall give prompt notice thereof to participating Holders. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 2.1, and each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to a Registration Statement effected pursuant to this Section 2.1.

        No failure to effect a registration under this Section 2.1 and to complete the sale of Registrable Securities in connection therewith shall relieve the Company of any other obligation under this Agreement.

        2.2.  Reduction of Piggy-Back Registration. (a) If the managing underwriter of any underwritten offering described in Section 2.1 has informed, in writing, the Holders of the Registrable Securities requesting inclusion in such offering (the "Requesting Holders") that it is its view in its reasonable judgment that the total number of shares of Capital Stock which the Company, the Holders and any other Persons desiring to participate in such registration intend to include in such offering exceeds the maximum number of shares of Capital Stock that may be distributed without materially and adversely affecting the price, timing or distribution of the shares of Capital Stock to be sold by the Company, then:

            (i)    all the shares of Capital Stock that Company proposes to sell shall first be included in such offering; and

            (ii)   the number of Registrable Securities to be offered for the account of the Requesting Holders and the number of shares of Capital Stock to be offered for the account of all such other Persons (other than the Company) participating in such registration shall be reduced or limited pro rata in proportion to the respective number of shares of Capital Stock requested to be registered to the extent necessary to reduce the total number of shares of Capital Stock requested to be included in such offering to the number of shares of Capital Stock, if any, recommended by such managing underwriter.

          (b)   If, as a result of the proration provisions of this Section 2.2, any Holder shall not be entitled to include all Registrable Securities in a Piggy-Back Registration that such Holder has requested to be included, such Holder may elect to withdraw his request to include Registrable Securities in such registration (a "Withdrawal Election"); provided that a Withdrawal Election shall be irrevocable and, after making a Withdrawal Election, a Holder shall no longer have any right to include Registrable Securities in the registration as to which such Withdrawal Election was made.

          (c)   The right of any Holder of Registrable Securities to be included in any Piggyback Registration other than an Initial Public Offering shall be conditioned on such Holder agreeing to a lock-up on the sales of its Warrants and Registrable Securities (other than those being registered) for a period commencing from the consummation of such offering and ending on the earlier of (i) the date required by the managing underwriter for holders of shares of Capital Stock of the Company generally, not to exceed the date that is 90 days following the effective date of such registration and (ii) the first date that other holders of shares of Capital Stock selling such shares in such offering are generally allowed to sell their shares of Capital Stock.

        All Holders of Warrants and Registrable Securities, whether or not participating in the Initial Public Offering, will not sell or otherwise dispose of any Warrant or Registrable Securities owned by them for the period commencing from the consummation of the Initial Public Offering and ending on the earlier of (i) the date required by the managing underwriter for holders of shares of Capital Stock of the Company generally, not to exceed the date that is 180 days following the effective date of such registration and (ii) the first date that holders of shares of Capital Stock participating in the Initial Public Offering, if any, are generally able to sell their shares of Capital Stock.

        2.3.  Shelf Registration. At any time following one year after the consummation of an Initial Public Offering, on one occasion only, Holders of Registrable Securities representing not less than 25% of all the then outstanding Registrable Securities, taken together on a fully diluted basis, will have the right to require the Company to file a shelf Registration Statement for the registration of the sale of the Registrable Securities (a "Shelf Registration Statement"). Upon receipt by the Company of a request from such Holders, the Company will give notice to all other Holders of Warrants and Registrable Securities offering them the option of including their Registrable Securities in the Shelf Registration Statement. The Company will promptly file and use its reasonable best efforts to obtain the effectiveness of the Shelf Registration Statement for the benefit of all the Holders that desire to include their Registrable Securities in the Shelf Registration Statement. The Company shall use reasonable best efforts to maintain the effectiveness of the Shelf Registration Statement until such time as all Registrable Securities included therein have been sold thereunder or are eligible to be sold without restriction under Rule 144(k) under the Securities Act (the "Shelf Effectiveness Period"). The Company shall cooperate with all Holders requesting registration and the underwriters in connection with consummating any underwritten public offering of such Holders' Registrable Securities under the Shelf Registration Statement. The Company will pay all Registration Expenses in connection with the registration and offering of Registrable Securities, and each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to an underwritten offering under the Shelf Registration Statement.

        2.4.  Suspension Period of Shelf Registration Statement. During any consecutive 365-day period while the Warrants are exercisable, the Company will have the ability to postpone or suspend the filing, effectiveness or use of the Shelf Registration Statement for up to two 30-consecutive-day periods (each, a "Shelf Suspension Period") if:

            (i)    an event or circumstance occurs and is continuing as a result of which the Shelf Registration Statement, any related Prospectus or any document incorporated therein by reference as then amended or supplemented or proposed to be filed would, in the good faith determination of the Board of Directors of the Company, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or

            (ii)   (A) the Board of Directors of the Company determines in good faith that the disclosure of such an event at such time would have a material adverse effect on the business, operations or prospects of the Company or (B) the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed;

provided that the Shelf Effectiveness Period shall be extended by the number of days in any Shelf Suspension Period. The Company will provide notice of any Shelf Suspension Period to the Holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent.

        2.5.  Demand Registration. At any time following the seventh year anniversary of the Issue Date and if a Qualifying IPO or an Initial Public Offering shall not have been consummated, on one occasion only, Holders of Registrable Securities representing at least 50% of all the outstanding Registrable Securities on a fully diluted basis will have the right to request that the Company (a "Demand Request"), no later than 60 days after the receipt of the Demand Request, file a Registration Statement (a "Demand Registration Statement") for the sale of Registrable Securities (a "Demand Registration"). Upon receipt by the Company of a Demand Request, the Company will give notice to all other Holders of Warrants and Registrable Securities offering them the option of including their Registrable Securities in the Demand Registration Statement. The Company will promptly file a Demand Registration and use its reasonable best efforts to obtain the effectiveness of the Demand Registration Statement for the benefit of all the Holders that desire to include their Registrable Securities in the Demand Registration Statement, and the Company will cooperate with all Holders requesting registration and the underwriters in consummating an underwritten public offering of such Holders' Registrable Securities. The Company shall use reasonable best efforts to maintain the effectiveness of the Demand Registration Statement during the Demand Effectiveness Period. The Company will pay all Registration Expenses in connection with the Demand Registration Statement and each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities pursuant to the Demand Registration Statement.

        2.6.  Suspension Period of Demand Registration Statement. Notwithstanding the foregoing, the Company will have the ability to postpone or suspend the filing, effectiveness or use of a Demand Registration Statement for up to 60 days on one occasion only (a "Demand Suspension Period"), if:

            (i)    an event or circumstance occurs and is continuing as a result of which the Demand Registration Statement, any related Prospectus or any document incorporated therein by reference as then amended or supplemented or proposed to be filed would, in the good faith determination of the Board of Directors of the Company, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or

            (ii)   (A) the Board of Directors determines in good faith that the disclosure of such an event at such time would have a material adverse effect on the business, operations or prospects of the Company or (B) the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed;

provided that the Demand Effectiveness Period shall be extended by the number of days in any Demand Suspension Period. The Company will provide notice of any Demand Suspension Period to the Holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent.

        2.7.  Right to Repurchase in Lieu of Demand Registration. Notwithstanding Section 2.5, in lieu of complying with a Demand Request, the Company may repurchase (the "Repurchase Right") all, but no less than all, the Warrants and Registrable Securities of Holders requesting registration in a Demand Registration Statement at the Current Market Value of Warrant Shares (less the Exercise Price in the case of the Warrants) paid in cash (the "Cash Purchase Price"). To exercise its Repurchase Right, the Company must notify all Holders requesting registration in a Demand Registration Statement within 60 days after receipt of a Demand Request and include the amount and calculation of the Cash Purchase Price in such notice and pay the Cash Purchase Price for the Warrant Shares within five Business Days thereafter.

        2.8.  Holders' Right to Withdraw. Any Holders of Registrable Securities requesting registration under a Demand Registration Statement may at any time (including, without limitation, after the Company notifies Holders of exercise of its Repurchase Right but before consummation of such repurchase) decline to participate in such Demand Registration or the Company's Repurchase Right by notification to the Company. If Holders representing less than 50% of the Registrable Securities requesting registration under a Demand Registration Statement decline to participate in such Demand Registration, then all the Holders of Registrable Securities will have been deemed to have exercised their one Demand Registration right under Section 2.5. If Holders representing at least 50% of the Registrable Securities requesting registration under a Demand Registration Statement requesting registration decline to participate in such Demand Registration and an Initial Public Offering shall not have been consummated at such time, then the Company shall not effect such Demand Registration and Holders of Registrable Securities shall continue to have Demand Registrations rights under Section 2.5; provided that the Company shall not be required to effect any additional Demand Registrations on more than two occasions and no more than once in any six-month period.

        2.9.  Parent Registration Rights. In the event that any Warrants or Warrant Shares are exchanged for Parent Equity Securities under Section 16 of the Warrant Agreement, then the Parent Equity Securities received will become Registrable Securities under this Section 2, and this Section 2 and Sections 4 and 5 shall apply to the applicable Parent and the Parent Equity Securities on a substantially equivalent basis and the applicable Parent agrees to be bound by such terms.

3.     Transfers.

        3.1.  Generally. All Subject Equity at any time and from time to time outstanding shall be held subject to the conditions and restrictions set forth in this Section 3. All shares of Capital Stock now or hereafter held by the Huntsman Investor and GOP Investor shall be held subject to the conditions and restrictions set forth in this Section 3. Each Holder of Subject Equity and the Huntsman Investor and GOP Investor by executing this Agreement or by accepting a certificate representing Capital Stock or other indicia of ownership therefor from the Company or either Parent agree with the Company and such Parent and with each Holder to such conditions and restrictions.

        3.2.  Tag-Along Rights. (a) At any time prior to the occurrence of a Qualifying IPO or Initial Public Offering, in the event that the Huntsman Investor or GOP Investor proposes to sell or otherwise transfer, directly or indirectly (a "Transfer"), in a single transaction or a series of related transactions, shares of the Company or Parent common stock representing 80% or more of the aggregate number of shares of common stock of the Company or Parent, as applicable, owned by the Huntsman Investor or the GOP Investor, as applicable, on the Issue Date (other than sales in a bona fide public offering pursuant to an effective registration statement under the Securities Act), the Huntsman Investor or GOP Investor, as applicable, shall offer each Holder of Subject Equity the right to participate on the terms set forth in this Section 3.2 in such transaction with respect to all or any portion of their Subject Equity (the "Tag-Along Right"). Any Investor proposing a Transfer which triggers the rights under this Section 3.2(a) shall notify, or cause to be notified, each Holder of Subject Equity in writing (a "Transfer Notice") of each such proposed Transfer at least 10 Business Days prior to the date thereof. Such notice shall set forth: (a) the name of the proposed purchaser (the "Proposed Purchaser") and the number of shares of common stock and other securities, if any, proposed to be Transferred, (b) the proposed amount of consideration and terms and conditions of payment offered by the Proposed Purchaser (if the proposed consideration is not cash, the Transfer Notice shall describe the terms of the proposed consideration) and (c) that either the Proposed Purchaser has been informed of the Tag-Along Right and has agreed to purchase Subject Equity in accordance with the terms hereof or that such Investor will make such purchase. The Tag-Along Right may be exercised by any Holder of Subject Equity by delivery of a written notice to the Investor who delivered the Transfer Notice ("Tag-Along Notice"), within 10 Business Days of receipt of the Transfer Notice, indicating its election to exercise the Tag-Along Right (the "Participating Holders"). The Tag-Along Notice shall state the amounts of Subject Equity that such Holder proposes to include in such Transfer. Failure by any Holder to provide a Tag-Along Notice within the 10 Business Day notice period shall be deemed to constitute an election by such Holder not to exercise its Tag-Along Right. The closing with respect to any sale to a Proposed Purchaser pursuant to this Section shall be held at the time and place specified in the Transfer Notice. Consummation of the sale of common stock by an Investor to a Proposed Purchaser shall be conditioned upon consummation of the sale by each Participating Holder to such Proposed Purchaser (or the applicable Investor) of all or any portion of the Subject Equity requested to be transferred in the Tag-Along Notice.

          (b)   In the event that the Proposed Purchaser does not purchase Subject Equity entitled to be transferred as described in (a) above, on the same terms and conditions as purchased from the applicable Investor, such Investor shall purchase such Subject Equity if the Transfer occurs.

          (c)   Any Subject Equity purchased from the Participating Holders pursuant to this Section 3.2 shall be paid for in the same type of consideration and at the same price per share of common stock and upon the same terms and conditions of such proposed Transfer of common stock by the Investor (the "Tag-Along Purchase Price"). If the proposed Transfer is a Transfer of common stock of Parent, the Tag-Along Purchase Price to be paid to a Holder shall be determined after giving effect to the exchange of such Holder's Subject Equity for Parent Equity Securities based upon the ratio of the Fair Value of Parent Equity Securities to the Fair Value of Warrant Shares at the time of Transfer and as further provided for in the Warrant Agreement. The price per Warrant to be paid by the Proposed Purchaser shall be less the Exercise Price of such Warrant. The Investor shall arrange for payment directly by the Proposed Purchaser to each Participating Holder, upon delivery of the certificate or certificates representing the Subject Equity duly endorsed for transfer, together with such other documents as the Proposed Purchaser may reasonably request.

          (d)   If the sale of common stock by any Investor and the sale of the Subject Equity entitled to be transferred as provided above have not been completed in accordance with the terms of the Proposed Purchaser's offer, all certificates representing such Subject Equity shall be returned to the Participating Holders, and all the restrictions on Transfer contained in this Agreement with respect to common stock owned by the Investors and their Affiliates shall remain in effect.

        3.3.  Drag-Along Rights. (a) If at any time prior to a Qualifying IPO or Initial Public Offering, the Investors determine to sell all of the common stock of the Company or Parent owned by them for cash or securities listed on a securities exchange (or quoted in a securities quotation system) or traded in the over-the-counter market or a combination of the foregoing, the Investors shall have the right to require the Holders of Subject Equity to sell such Subject Equity to such transferee (the "Drag-Along Right"); provided that the consideration to be received by the holders of Subject Equity shall be the same type of consideration received by the Investors. Any Subject Equity purchased from the Holders thereof pursuant to this Section 3.3 shall be paid for at the same price per share of common stock and upon the same terms and conditions of such proposed transfer of common stock by the Investors (the "Drag-Along Purchase Price"). If the proposed Transfer is a Transfer of common stock of Parent, the Drag-Along Purchase Price to be paid to a Holder shall be determined after giving effect to an exchange of such Holder's Subject Equity for Parent Equity Securities based upon the ratio of the Fair Value of Parent Equity Securities to the Fair Value of Warrant Shares at the time of Transfer and as further provided for in the Warrant Agreement. The price per Warrant to be paid by the Proposed Purchaser shall be less the Exercise Price of such Warrant.

          (b)   The Investors shall provide the Holders of Subject Equity with at least ten (10) Business Days' prior written notice of their exercise of the Drag-Along Right. The Investors shall pay or arrange for payment of the Drag-Along Purchase Price to each Holder of Subject Equity, upon delivery of the certificate or certificates representing the Subject Equity duly endorsed for transfer.

        3.4.  Limitation on Representations and Warranties. In connection with any Transfer pursuant to this Section 3, the Holders of Subject Equity shall not be required to make any representation or warranty, except as to any Holder, such Holder's title to the Subject Equity to be Transferred by it pursuant to this Section 3 and its ability to Transfer such Subject Equity pursuant to this Section 3.

4.     Registration Procedures.

        In connection with the obligations of the Company or Parent with respect to any Registration Statement pursuant to Section 2 hereof, the Company or Parent shall:

          (a)   A reasonable period of time prior to the initial filing of a Registration Statement or Prospectus and a reasonable period of time prior to the filing of any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), furnish to the Holders and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review and comment of such Holders, and such underwriters, if any, and cause the officers and directors of the Company, counsel to the Company and independent certified public accountants to the Company to respond to such reasonable inquiries as shall be necessary, in the opinion of counsel to such underwriters, to conduct a reasonable investigation within the meaning of the Securities Act;

          (b)   Prepare and file with the SEC such amendments, including post-effective amendments, to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented;

          (c)   Notify the holders of Registrable Securities to be sold and the managing underwriters, if any, promptly, and (if requested by any such person), confirm such notice in writing, (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment is proposed to be filed, and (B) with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC, any state securities commission, any other governmental agency or any court of any stop order, order or injunction suspending or enjoining the use of a Prospectus or the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (v) of the happening of any event or information becoming known that makes any statement made in a Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of a Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

          (d)   Use its best efforts to avoid the issuance of or, if issued, use its best efforts to obtain the withdrawal of any order enjoining or suspending the use of a Prospectus or the effectiveness of a Registration Statement or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment;

          (e)   If requested by the managing underwriters, if any, (i) promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any reasonably believe should be included therein, and (ii) make all required filings of such Prospectus supplement or such post-effective amendment under the Securities Act as soon as practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment; provided, however, that the Company shall not be required to take any action pursuant to this Section 4(e) that would, in the opinion of counsel for the Company, violate applicable law;

          (f)    Upon written request to the Company, furnish to each Holder of Registrable Securities to be sold pursuant to a Registration Statement and each managing underwriter, if any, without charge, at least one conformed copy of such Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested (including those previously furnished or incorporated by reference) as soon as practicable after the filing of such documents with the SEC;

          (g)   Deliver to each Holder of Registrable Securities to be sold pursuant to a Registration Statement, and the underwriters, if any, without charge, as many copies of the Prospectus (including each form of prospectus) and each amendment or supplement thereto as such persons reasonably request; and the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto;

          (h)   Prior to any public offering of Registrable Securities, use its best efforts to register or qualify or cooperate with the Holders of Registrable Securities to be sold, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as any such Holder or underwriter reasonably requests in writing; keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective hereunder and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable Registration Statement; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action which would subject it to general service of process or to taxation in any jurisdiction where they are not so subject;

          (i)    In connection with any sale or transfer of Registrable Securities that will result in such securities no longer being Registrable Securities, cooperate with the Holders thereof and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends and shall be in a form eligible for deposit with The Depository Trust Company and to enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or such Holders may request at least two Business Days prior to any sale of Registrable Securities;

          (j)    Upon the occurrence of any event contemplated by Section 4(c)(v), as promptly as practicable, prepare a supplement or amendment, including, if appropriate, a post-effective amendment, to each Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and, subject to Section 4(a), file any other required document so that, as thereafter delivered, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

          (k)   Enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other reasonable actions in connection therewith (including those reasonably requested by the managing underwriters, if any, or the Holders of a majority of the Registrable Securities being sold) in order to expedite or facilitate the disposition of such Registrable Securities, and, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, (i) make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries (including with respect to businesses or assets acquired or to be acquired by any of them), and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and confirm the same if and when requested; (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, addressed to each selling Holder of Registrable Securities and each of the underwriters, if any), covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters; (iii) use their best efforts to obtain customary "cold comfort" letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the Registration Statement), addressed (where reasonably possible) to each selling Holder of Registrable Securities and each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings; (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures no less favorable to the selling

  Holders and the underwriters, if any, than those set forth in Section 5 hereof (or such other provisions and procedures acceptable to Holders of a majority of Registrable Securities covered by such Registration Statement and the managing underwriters, if any); and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold and the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

          (l)    Make available for inspection by a representative of any Holder selling Registrable Securities, any underwriter participating in any such disposition of Registrable Securities, and any attorney, consultant or accountant retained by such Holders or underwriter, at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (including with respect to businesses and assets acquired or to be acquired to the extent that such information is available to the Company), and cause the officers, directors, agents and employees of the Company and its subsidiaries (including with respect to businesses and assets acquired or to be acquired to the extent that such information is available to the Company) to supply all information in each case reasonably requested by any such representative, underwriter, attorney, consultant or accountant in connection with such Registration Statement; provided, however, that such persons shall first agree in writing with the Company that any information that is reasonably and in good faith designated by the Company in writing as confidential at the time of delivery of such information shall be kept confidential by such Persons, unless (i) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities, (ii) disclosure of such information is required by law (including any disclosure requirements pursuant to Federal securities laws in connection with the filing of the Registration Statement or the use of any Prospectus), (iii) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard such information by such Person or (iv) such information becomes available to such Person from a source other than the Company and its subsidiaries and such source is not bound by a confidentiality agreement;

          (m)  Comply with all applicable rules and regulations of the SEC and make generally available to their securityholders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act, no later than 60 days after the end of any 12-month period (or 135 days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or reasonable efforts underwritten offering and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter after the effective date of a Registration Statement, which statement shall cover said period, consistent with the requirements of Rule 158 under the Securities Act; and

          (n)   Cooperate with each seller of Registrable Securities covered by any Registration Statement and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc.

        The Company may require a Holder of Registrable Securities to be included in a Registration Statement to furnish to the Company such information regarding (i) the intended method of distribution of such Registrable Securities, (ii) such Holder and (iii) the Registrable Securities held by such Holder as is required by law to be disclosed in such Registration Statement and the Company may exclude from such Registration Statement the Registrable Securities of any Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

        If any such Registration Statement refers to any Holder by name or otherwise as the Holder of any securities of the Company, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such Holder, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company' securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Securities Act, the deletion of the reference to such Holder in any amendment or supplement to the Registration Statement filed or prepared subsequent to the time that such reference ceases to be required.

        Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(c)(ii), 4(c)(iii), 4(c)(iv) or 4(c)(v) hereof, such Holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(j) hereof, or until it is advised in writing (the "Advice") by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus. If the Company shall give any such notice, the Shelf Effectiveness Period or Demand Effectiveness Period, as applicable, shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each Holder of Registrable Securities covered by such Registration Statement shall have received (x) the copies of the supplemented or amended Prospectus contemplated by Section 4(j) hereof or (y) the Advice, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus.

5.     Indemnification and Contribution.

          (a)   Indemnification by the Company. The Company will indemnify and hold harmless each of the Holders of Registrable Securities included in a Registration Statement against any losses, claims, damages or liabilities, joint or several, to which such Holder may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities were registered under the Securities Act, or any preliminary, final or summary prospectus contained therein or furnished by the Company to any such Holder, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Holder for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that (i) the Company shall not be liable to any such person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, or preliminary, final or summary prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by any Holder, placement or sales agent or underwriter expressly for use therein and (ii) such indemnity with respect to any preliminary prospectus shall not inure to the benefit of any Holder, placement agent or underwriter (or any person controlling such person) to the extent that any loss, claim, damage or liability of such person results from the fact that such person sold Registrable Securities to a person as to whom it shall be established that there was not sent or given, a copy of the final prospectus (or the final prospectus as amended or supplemented) at or prior to the confirmation of the sale of such Securities to such person if (x) the Company has previously furnished copies thereof in sufficient quantity to such indemnified person and the loss, claim, damage or liability of such indemnified person results from an untrue statement or omission of a material fact contained in such preliminary prospectus which was identified at such time to such indemnified person and corrected in the final prospectus (or the final prospectus as amended or supplemented) and (y) such loss, liability, claim, damage or expense would have been eliminated by the delivery of such corrected final prospectus or the final prospectus as then amended or supplemented.

          (b)   Indemnification by the Holders. The Company may require, as a condition to including any Registrable Securities in any Registration Statement or to entering into any underwriting agreement with respect thereto, that the Company shall have received an undertaking reasonably satisfactory to it from the Holders of such Registrable Securities and from each underwriter named in any such underwriting agreement, severally and not jointly, to (i) indemnify and hold harmless the Company and all other Holders of Registrable Securities, against any losses, claims, damages or liabilities to which the Company or such other Holders of Registrable Securities may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, or any preliminary, final or summary prospectus contained therein or furnished by the Company to any such Holder, agent or underwriter, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Holder (in the case of an undertaking by such Holder) or underwriter (in the case of an undertaking by such underwriter) expressly for use therein, and (ii) reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that no such Holder shall be required to undertake liability to any person under this Section 5(b) for any amounts in excess of the amount of the proceeds to be received by such Holder from the sale of such Holder's Registrable Securities pursuant to such registration.

          (c)   Notices of Claims, Etc. Promptly after receipt by an indemnified party under Section 5(a) or 5(b) hereof of written notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party pursuant to the indemnification provisions of or contemplated by this Section 5, notify such indemnifying party in writing of the commencement of such action; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under the indemnification provisions of or contemplated by Section 5(a) or 5(b) hereof. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. No indemnifying party shall be liable under this Section 5(c) for any settlement of any claim or action effected without its consent, which consent shall not be unreasonably withheld.

          (d)   Contribution. If for any reason the indemnification provisions contemplated by Section 5(a) or Section 5(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 5(d) were determined by pro rata allocation (even if the

  Holders or any agents or underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 5(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5(d), no holder shall be required to contribute any amount in excess of the amount by which the amount of the proceeds received by such Holder from the sale of any Registrable Securities (after deducting any fees, discounts and commissions applicable thereto) exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Holders' and any underwriters' obligations in this Section 5(d) to contribute shall be several in proportion to the principal amount of Registrable Securities registered or underwritten, as the case may be, by them and not joint.

          (e)   The obligations of the Company under this Section 5 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each officer, director and partner of each Holder, agent and underwriter and each person, if any, who controls any Holder, agent or underwriter within the meaning of the Securities Act; and the obligations of the Holders and any agents or underwriters contemplated by this Section 5 shall be in addition to any liability which the respective Holder, agent or underwriter may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Securities Act.

6.     Rules 144 and 144A.

        The Company shall use its best efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time it is not required to file such reports but in the past had been required to or did file such reports, it will, upon the request of any Holder of Warrants or Registrable Securities, make available other information as required by, and so long as necessary to permit, sales of its Warrants and Registrable Securities pursuant to Rule 144A. Notwithstanding the foregoing, nothing in this Section 6 shall be deemed to require the Company to register any of its securities pursuant to the Exchange Act.

7.     Underwritten Registrations.

        If any of the Registrable Securities covered by any Registration Statement are to be sold in an underwritten public offering, the investment banker or investment bankers and manager or managers that will administer the offering will be selected by a majority of the Registrable Securities being registered after consultation with the Company.

        No Person may participate in any underwritten public offering hereunder unless such person (i) agrees to sell such Registrable Securities on the basis reasonably provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

8.     Miscellaneous.

        8.1.  Remedies. In the event of a breach by the Company, Parent or any Investor or by a Holder of any of its obligations under this Agreement, each Holder, the Investors, the Company and Parent, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company, Parent, the Investors and each Holder agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of any of the provisions of this Agreement and each hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

        8.2.  No Conflicting Agreements. The Company, Parent and the Investors will not enter into any agreement that conflicts with the rights granted to the Holders and indemnified persons in this Agreement or otherwise conflicts with the provisions hereof. Without the written consent of the Holders of a majority of the outstanding Warrant Shares on a fully diluted basis, the Company, Parent and the Investors shall not grant to any Person any rights which conflict with the provisions of this Agreement.

        8.3.  Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, otherwise than with the prior written consent of the Holders of not less than a majority of the outstanding Warrant Shares on a fully diluted basis; provided, however, that, for the purposes of this Agreement, Warrants, Warrant Shares and Registrable Securities that are owned, directly or indirectly, by the Company, Parent or the Investors or any of their Affiliates are not deemed outstanding. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect the rights of other Holders may be given by Holders of a majority of the Registrable Securities being sold by such Holders pursuant to such Registration Statement; provided, however, that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence. Notwithstanding the foregoing, no amendment, modification, supplement, waiver or consent with respect to Section 5 shall be made or given otherwise than with the prior written consent of each Person affected thereby.

        8.4.  Additional Parties. If on or after the date hereof Parent creates a new holding company that shall own 100% of the Common Stock of the Company, Parent shall cause such holding company to execute and deliver an agreement for the benefit of the Holders pursuant to which such holding company agrees to become a party to this Agreement and to be bound by all provisions in this Agreement relating to Parent.

        8.5.  Notices. All notices and other communications provided for herein shall be made in writing by hand-delivery, next-day air courier, certified first-class mail, return receipt requested, telex or telecopier to the Company or Parent, as provided in the Purchase Agreement,

  (a)
  if to the Huntsman Investor,

      Huntsman Family Holdings II Company LLC
      500 Huntsman Way
      Salt Lake City, Utah 84108
      Attention: General Counsel
      Facsimile: (801) 584-5788

  (b)
  if to the GOP Investor,

      MatlinPatterson Global Opportunities Partners L.P.
      520 Madison Avenue, 35th Floor
      New York, New York 10022
      Attention: David Matlin
      Facsimile: (212) 651-4011

        With a copy, which shall not constitute notice, to:

      Orrick, Herrington & Sutcliffe LLP
      666 Fifth Avenue
      New York, New York 10103
      Attention: Duncan Darrow
      Facsimile: (212) 506-5151

  or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

          (c)   if to the Company or either Parent, as provided in the Warrant Agreement, or

          (d)   if to the Initial Purchasers, as provided in the Purchase Agreement, or

          (e)   if to any other Person who is then the registered Holder of Warrants or Registrable Securities, to the address of such Holder as it appears in the register therefor of the Company.

        Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; one Business Day after being timely delivered to a next-day air courier; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged by the recipient's telecopier machine, if telecopied.

        8.6.  Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. Notwithstanding the foregoing, no successor or assignee of the Company or Parent or any Investor shall have any of the rights granted under this Agreement until such Person shall acknowledge its rights and obligations hereunder by a signed written statement of such person's acceptance of such rights and obligations.

        8.7.  Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement.

        8.8.  Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK. THE COMPANY, PARENT AND THE INVESTOR HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.

        8.9.  Severability. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

        8.10.     Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. All references made in this Agreement to "Section" and "paragraph" refer to such Section or paragraph of this Agreement, unless expressly stated otherwise.

        IN WITNESS WHEREOF, the parties have caused this Common Stock Registration Rights Agreement to be duly executed as of the date first written above.

HMP EQUITY HOLDINGS CORPORATION
By:	/s/ J. KIMO ESPLIN Name: J. Kimo Esplin Title: Executive Vice President and Chief Financial Officer
HUNTSMAN HOLDINGS, LLC
By:	/s/ SEAN DOUGLAS Name: Sean Douglas Title: Authorized Person
HUNTSMAN GROUP INC.
By:	/s/ SEAN DOUGLAS Name: Sean Douglas Title: Vice President and Treasurer

S-1

HUNTSMAN FAMILY HOLDINGS II COMPANY LLC
By:	/s/ THOMAS E. MUIR Name: Thomas E. Muir Title: Vice President and Treasurer
MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS L.P.
By:	/s/ CHRIS PECHOCK Name: Chris Pechock Title: Partner
CREDIT SUISSE FIRST BOSTON LLC
By:	/s/ RICHARD H. WHITNEY Name: Richard H. Whitney Title: MD
CIBC WORLD MARKETS CORP.
By:	/s/ RICHARD H. WHITNEY Name: Richard H. Whitney Title: MD

S-2

QuickLinks

  EXHIBIT 4.64